Exhibit 23.1

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

As independent auditors of Silver Falcon Mining, Inc., we hereby consent to the inclusion of our audit report dated April 2, 2012 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, in the Form S-8 Registration Statement of Silver Falcon Mining, Inc. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

June 29, 2012